UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2007

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction	(Commission	(I.R.S. Employer Identification
of incorporation)	File Number)	No.)

5050 Lincoln Drive
Edina, Minnesota	55436-1097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

See Item 2.03.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 29, 2007, Alliant Techsystems Inc. (“ATK”) entered into an Amended and Restated Credit Agreement dated March 29, 2007 (the “Restated Credit Agreement”), by and among ATK; the Lenders named therein; Bank of America, N.A., as Administrative Agent; Calyon, New York Branch (“Calyon”), as Syndication Agent; Royal Bank of Scotland, and U.S. Bank National Association, as Co-Documentation Agents; Banc of America Securities LLC (“BAS”) and Calyon, as Joint Lead Arrangers; and BAS, as Sole Bookrunning Manager.

The Restated Credit Agreement amends and restates ATK’s Credit Agreement dated March 31, 2004, as amended by Amendment No. 1 dated as of May 5, 2005 (the “previous Credit Agreement”).  The previous Credit Agreement was comprised of a term loan (“the previous Term A Loan”) with an original balance of $270 million maturing in 2009 and a $300 million revolving credit facility maturing in 2009.  As of December 31, 2006, the unpaid balance of the previous Term A Loan was $222.8 million, and the outstanding balance on the revolving credit facility was $125 million.

The Restated Credit Agreement generally has the same terms as the previous Credit Agreement with the following changes:

•                  The previous Term A Loan was refinanced with the issuance of a new term loan in the amount of $275 million (“the new Term A Loan”).

•                  The revolving credit facility has been increased to $500 million.

•                  The maturity of the Restated Credit Agreement is in 2012.

•                  The new Term A Loan is subject to quarterly principal payments of $0 in the years ending March 31, 2008 and 2009; $3.4 million in the years ending March 31, 2010 and 2011; and $6.9 million in the year ending March 31, 2012; with the remaining balance due on March 29, 2012.

•                  The interest rate spread and commitment fees charged in connection with the new Term A Loan and the revolving credit facility are lower, as long as ATK maintains certain debt limits and credit ratings.

•                  Due to the upgrade in ATK’s senior credit rating, the various financial ratio covenants with which ATK must comply have been made less stringent or were eliminated.

•                  Restricted Payments such as dividends, stock repurchases, or payment of subordinated debt, are allowed in an unlimited amount as long as ATK maintains certain senior debt limits, with an annual limit, when those debt limits are not met, of $50 million plus proceeds of any equity issuances plus 50% of net income since March 29, 2007.

The Restated Credit Agreement is attached to this report as Exhibit 10.1.

Borrowings under the Restated Credit Agreement bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on ATK’s senior secured credit ratings.

Substantially all domestic tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Restated Credit Agreement.  The Restated Credit Agreement also imposes restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends, sell assets, merge or consolidate with or into another entity, and enter into sale-and-leaseback transactions.  The Restated Credit Agreement also requires ATK to meet and maintain specified financial ratios, including a minimum interest coverage ratio and a maximum consolidated leverage ratio.  The Restated Credit Agreement contains usual and customary events of default for credit facilities of this nature (with customary grace periods, as applicable).

Item 9.01.   Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement, dated as of March 29, 2007, among ATK as the Borrower; the Lenders named therein; Bank of America, N.A., as Administrative Agent; Calyon, New York Branch, as Syndication Agent; Royal Bank of Scotland and U.S. Bank National Association, as Co-Documentation Agents; Banc of America Securities LLC (BAS) and Calyon, as Joint Lead Arrangers; and BAS, as Sole Bookrunning Manager.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

	By:	/s/ Keith D. Ross
	Name:	Keith D. Ross
	Title:	Senior Vice President, General Counsel and Secretary

Date: April 3, 2007